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                                                                   Exhibit 8.1


                                                      August __, 1999



Catalytica, Inc.
430 Ferguson Drive
Mountain View, CA 94043

Ladies and Gentlemen:

     We have acted as counsel to Catalytica, Inc., a Delaware corporation (the "Parent"), in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Agreement") dated as of July 14, 1999, by and among Parent, Pilot Acquisition Corporation, a Michigan corporation and a wholly-owned subsidiary of Parent (the "Sub"), and Wyckoff Chemical Company, Inc., a Michigan corporation (the "Company").

     This opinion is being delivered to you pursuant to Section 6.1(d) of the Agreement. Pursuant to the Agreement, Sub will merge with and into Company (the "Merger"), the separate corporate existence of Sub will cease and Company will become a wholly-owned subsidiary of Parent.

     Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     In delivering our opinion regarding certain United States federal income tax consequences of the Merger, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   The Agreement;

     2. Certificates of officers of Parent, Sub, and Company, respectively (the "Officers' Tax Certificates"); and

     3. Such other instruments and documents related to the formation, organization, and operation of Parent, Sub, and Company and related to the Merger, as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we also have assumed (without any independent investigation) that:

     1. Original documents (including signatures thereto) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to effectiveness thereof;
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Catalytica, Inc.
August   , 1999
Page 2


     2. All representations, warranties, and statements made or agreed to by Parent, Sub, Company, their managements, employees, officers, directors, and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Officers' Tax Certificates are true and accurate at all relevant times and no actions have been (or will be) taken which are inconsistent with such representations;

     3. All covenants contained in the Agreement (including exhibits thereto) and the Officers' Tax Certificates are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Parent and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5. Any representation or statement made in any of the documents referred to herein "to the knowledge" of any person or party or similarly qualified is correct without such qualification; and

     6. An opinion of counsel, substantially identical in substance to this opinion, has been delivered to the Company by Warner Norcross & Judd LLP and will not be withdrawn prior to the Effective Time.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the statements set forth in the Officers' Tax Certificates are true and correct as of the Effective Time, then, for United States federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the
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Catalytica, Inc.
August   , 1999
Page 3

Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is intended for the benefit of Parent and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person or entity without our prior written consent.

                              Very truly yours,



                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation